                           EXHIBIT 2.1
                                                         not/4595

Number 20 of the Document Register 1995


                           Negotiated

                at Frankfurt on February 16, 1995

                 at Bockenheimer Landstrasse 42

  where the Notary public appeared upon request of the parties.

                            Before me

                  W E R N E R   L E I P N I T Z

      within the jurisdiction of the Higher Regional Court

                      of Frankfurt am Main

                  located at Frankfurt am Main


The following persons appeared today:

1) Mr. William S. Palin, accountant born September 3, 1942, residing at The White House, Llandyrnog, Denbigh, Clwyd, Wales, proving his identity by submitting his British-Passport-No. 297681K, hereinafter not acting on his own behalf but on behalf of Harman International Industries, Incorporated, a Corporation organized under the laws of Delaware, U.S.A., having an address at 8500 Balboa Boulevard, Northridge, California 91329, U.S.A., accompanied by the legal advisor of Harman International Industries Incorporated, Mr. Douglas J. Whipple.

     In proof of his right to represent Harman International
     Industries he presented a notarized power of attorney dated
     February 13, 1995, (Exhibit 1);

2) Mr. Roland Becker, born May 1, 1943, residing in Passage des Sapins 98, 2905 Courtedoux/Jura, Switzerland, proving his identity by submitting his Swiss-Passport-No. 500980, hereinafter acting on his own behalf as well as managing director with sole power of representation and released from the restrictions of section 181 of the German Civil Code on behalf of

          a) Becker Holding GmbH, a limited liability company (Gesellschaft mit beschraenkter Haftung) organized under the laws of Germany having an address at Im Stockmaedle 1, 76307 Karlsbad, Germany, registered in the Trade Register of the Amtsgericht (Local Court) of Karlsruhe under No. HR B 1396 E, and behalf of

          b) Becker Service- und Verwaltungs GmbH ("BSVG") a limited liability company (Gesellschaft mit beschraenkter Hefting) organized under the laws of Germany, having a address at Im Stockmaedle 1, 76307 Karlsbad, Germany, registered in the Trade Register of the Amtsgericht (Local Court) of Karlsruhe and behalf of

          c) Becker Holding S.A., a societe anonyme, organized under the laws of Switzerland having an address at Passage des Sapins 98, 2905 Courtedoux/Jura,
               Switzerland.


3) Mr. Anton Dittner, residing in Deichstr. 18, Ettlingen, proving his identity by submitting his Identity Card, hereinafter acting not on his own behalf but in his capacity as managing director with sole power of representation on behalf of Becker GmbH, a limited liability company (Gesellschaft mit beschraenkter Haftung) organized under the laws of Germany having an address at Im Stockmaedle 1, 76307 Karlsbad, Germany, registered in the Trade Register of the Amtsgericht (Local Court) of Karlsruhe under No. HR B 1395 E.


The persons present and the Notary Public are sufficiently familiar with the English language. The parties therefore requested notarization of this document in English. Being informed by the Notary Public that the parties could request a translation of the document, they are waiving a simultan-translation by the Notary Public into German.

The person appearing under 2) declared that by selling the shares according to the subsequent agreement non of the sellers is transferring all his/its property to the purchaser and that all sellers own substantial further property besides the shares sold by this agreement (sections 419, 1365 German Civil Code "BGB").

Thereafter the persons present subsequently declared the following:

                    SHARE PURCHASE AGREEMENT

     This SHARE PURCHASE AGREEMENT (this "Agreement") made as of the 16th day of February, 1995 between Harman International Industries, Incorporated ("Purchaser"), a corporation organized under the laws of Delaware, U.S.A. having an address at 8500 Balboa Boulevard, Northridge, California 91329 USA, and Roland Becker ("Shareholder One"), an individual residing in Courtedoux, Switzerland,, and Becker Holding S.A. ("Shareholder Three"), a societe anonyme organized under the laws of Switzerland having an address at [], Courtedoux, Switzerland (Shareholder One and Shareholder Three are referred to collectively as the "Sellers").

     Capitalized terms used and not defined herein shall have the meanings indicated in Exhibit A to this agreement.

                            RECITALS

1. Shareholder One holds a share in Becker GmbH, Karlsbad, Germany (the "Company") which he desires to sell and transfer to Purchaser. Becker Holding GmbH ("Shareholder Two") holds a share in the Company. Shareholder One holds a share in Shareholder Two which he desires to sell and transfer to Purchaser. Shareholder Two and Shareholder Three hold shares in Becker Service und Verwaltungs-GmbH ("BSVG") and Shareholder Three desires to sell and transfer its share to Purchaser.

2. Purchaser desires to purchase such shares on the terms and conditions stated in this Agreement.

                            ARTICLE 1

                        SALE AND PURCHASE

          1.1 Objects of Purchase. The Company has a total registered share capital (Stammkapital) of DM 1,000,000.-- of which
DM 525,000.-- is fully paid up.   Shareholder One holds a share in
the nominal amount of DM 550,000.-- in the Company (the "First BG Share"). Shareholder Two holds a share in the nominal amount of DM 450,000.-- in the Company (the "Second BG Share"). BSVG has a total registered share capital of DM 6,000,000.--. Shareholder Two holds a share in the nominal amount of DM 5,800,000.-- in BSVG (the "First BSVG Share"). Shareholder Three holds a share in the nominal amount of DM 200,000.-- in BSVG (the "Second BSVG Share"). Shareholder Two has a total registered share capital of DM 2,000,000.--. Shareholder One holds a share in the nominal amount of DM 2,000,000.-- in Shareholder Two (the "BHG Share") (the First BG Share, the Second BSVG Share and the BHG Share are collectively referred to as the "Shares").

          1.2 Sale, Purchase and Transfer. Shareholder One hereby sells and transfers by assignment the First BG Share to Purchaser. Purchaser hereby accepts such sale and transfer of the First BG
Share.   Shareholder Three hereby sells and transfers by assignment the Second BSVG Share to Purchaser. Purchaser hereby accepts such sale and transfer of the Second BSVG Share. Shareholder One hereby sells and transfers by assignment the BHG Share to Purchaser. Purchaser hereby accepts such sale and transfer of the BHG Share. All share transfers include the profit participation right as of January 1, 1995.

          1.3 Conditions Subsequent to Transfer of Shares. The transfer of the Shares shall revert automatically back to the Sellers, and for this case the Purchaser offers hereby and Seller accept the re-sale and the re-assignment of all shares transferred above under 1.2. This Agreement shall become non-binding upon the parties hereto (except that claims regarding breaches up to such time shall be preserved) upon the occurrence of any of the following conditions subsequent, provided, however, that any such condition subsequent may be waived, in whole or in part, conditionally or unconditionally, or the time for the occurrence therefor extended (but in no event shall such extension exceed March 31, 1995) by Purchaser in its sole and absolute discretion:

          (a) the Company becoming the subject of a bankruptcy proceeding prior to February 25, 1995 and Purchaser has notified Shareholder One in writing that it objects to such proceeding;

          (b) Hypobank not having waived by February 25, 1995 all of its claims whatsoever against all Aquired Companies and Shareholder One including, without limitation, its pledge on any Shares, or been satisfied by payment or otherwise regarding such claims;

          (c) The Company not having completed or been released from the current compromise proceedings prior to February 25, 1995; or

          (d) Purchaser having not received by February 25, 1995 approval for the transactions contemplated by this Agreement from the Board of Directors of Harman
               International Industries, Incorporated.

     Notwithstanding the above conditions subsequent, Purchaser may not waive the condition subsequent in Section 1.3(b) of this Agreement with respect to waiver of claims by Hypobank against Shareholder One and only Shareholder One may waive such condition subsequent with respect to waiver of claims by Hypobank against him.

     Should any condition subsequent set forth in Section 1.3 occur without being waived or extended, this Agreement shall no longer be binding on the parties hereto, but claims of any breaches hereof up to such point in time shall be preserved.

     If the transfer of the shares will be reverted according 1.3 none of the parties is entitled to any compensation whatsoever.

                            ARTICLE 2

                  PURCHASE PRICES AND PAYMENTS

          2.1 First and Second Share Purchase Prices. The aggregate consideration (the "Purchase Price") for the Shares is DM 2.500.000.-- (Zweimillionenfuenfhunderttausend), payable DM 1,1 Mio for the First BG Share, DM 1,2 Mio for the BHG Share both to Shareholder One and DM 200.000,-- to Shareholder Three. The Purchase Price shall be payable by Purchaser within 10 days from today assuming that all subsequent conditions set forth in Section 1.3 of this Agreement have finally failed to occur.

     2.2  Calculation Net Worth Difference.

               a) Within 45 days after delivery of the Audited Financial Statements to the Company, Purchaser's Accountant shall deliver to Shareholder One the Interim Financial Statements along with a calculation of any Net Worth Difference (as hereinafter defined). If, as shown on the Interim Financial Statements, the Net Worth of the Company is less than negative DM 41,000,000.--, the Net Worth of any Subsidiary is less than DM 1.--, and/or the Net Worth of Shareholder Two, after writing down its investment in the share in the Company to DM 0.00, is less than negative DM 42,500,000.--, then: the amounts by which any such Net Worths are less than the above figures, if any, shall be aggregated (the "Net Worth Difference"). In considering these negative Net Worths, three items are known to Purchaser and shall be ignored for purposes of the calculation of Net Worth Difference. Such items are: (1) a temperature measurement machine which had a gross cost of approximately DM 5,600,000.-- and has a net book value of approximately DM 2,800,000.-- which is not considered as presently useable by the management of the Company, (2) an entitlement of the employees of the Company for subordinated Christmas bonus and holiday pay in an approximate amount of DM 6,000,000.-- not accrued in the books of the Company and (3) the costs of terminating Geschaeftsfuehrer agreements amounting to approximately DM 1,000,000.--.

               b)  Shareholder One shall have 30 days from
Shareholder One's receipt of the Interim Financial Statements and the calculation of the Net Worth Difference to notify Purchaser in writing if it objects to any item in such calculation. Any such notice shall specify the item or items in dispute (a "Disputed Item" or "Disputed Items"). Any dispute with regard to the Interim Financial Statements shall not be or be deemed a Disputed Item unless it affects the calculation of the Net Worth Difference. Any Disputed Item shall be resolved in the manner set forth in the separate arbitration agreement.

               c) If (A) Shareholder One does not object in writing to the calculation of the Net Worth Difference within 30 days of Shareholder One's receipt of the Interim Financial Statements, (B) Purchaser and Shareholder One acknowledge in writing that the calculation of the Net Worth Difference is accurate or (C) all Disputed Items with respect to the calculation of the Net Worth Difference have been resolved in accordance with the separate arbitration agreement, the calculation of the Net Worth Difference shall be final and binding on all parties.

     2.3 Transfer Taxes. Shareholder One and Purchaser shall each be liable for and pay 50% of all applicable sales, documentary, recording, filing, transfer, and other similar taxes and fees payable as a result of the consummation of the transactions contemplated by Articles 1 and 2 of this Agreement, except that Purchaser shall be liable for notarial fees as a result of the notarization of this Agreement.

                            ARTICLE 3

           GUARANTEES (GARANTIEN), REPRESENTATIONS AND
                    WARRANTIES OF THE SELLERS

     Shareholder One, in conjunction with the remedies provided by the indemnification provisions of Article 6 hereof, absolutely and unconditionally guarantees, represents, and warrants to Purchaser, as of the date this Agreement finally comes into effect, that:

          3.1 Organization; Corporate Power and Authority. Shareholder One is an individual with all power, authority and competence to own his property and carry on his business as presently owned and conducted. Shareholder Two is a Gesellschaft mit beschraenkter Haftung duly organized and existing under the laws of Germany and has all necessary power and authority to own its property and carry on its business as presently owned and conducted. Shareholder Three is a societe anonyme duly organized and existing under the laws of Switzerland and has all necessary power and authority to own its property and carry on its business as presently owned and conducted. The Company is a Gesellschaft mit beschraenkter Haftung duly organized and existing under the laws of Germany and has all necessary power and authority to own its property and carry on its business as presently owned and
conducted.   Each Subsidiary is duly organized and existing under
the laws of its jurisdiction of organization and has all necessary power and authority to own its property and carry on its business as presently owned and conducted. BSVG is duly organized and existing under the laws of Germany and has all necessary power and authority to own its property and carry on its business as
presently owned and conducted.   Each Seller has duly authorized,
executed, and delivered this Agreement and has full power and authority to execute and deliver, and to perform its obligations under this Agreement. This Agreement, when executed and delivered by all parties hereto, constitutes the valid and binding obligation of each Seller, enforceable in accordance with its terms. No Seller or any Acquired Company has taken or failed to take any action, which action or failure would preclude or prevent Purchaser (or the Company) from conducting the Business in the manner heretofore conducted.

          3.2 Capital. The authorized capital of each Acquired Company is as set forth in section 1.1 of this agreement and the number or amount of capital shares or stock in the Company and each Subsidiary is owned by the entities as set forth in such section
1.1 The shares of each Acquired Company owned directly or indirectly by the Sellers (the "Owned Shares") are owned legally and beneficially by the owner thereof as described in such section 1.1, free and clear of any Liens. All of the Owned Shares are duly authorized, validly issued, and fully paid (other than the First BG Share and the Second BG Share as set forth in Section 1.1 of this Agreement) and are not subject to assessment. Other than Subsidiaries and as set forth in Section 1.1., no Acquired Company has any subsidiary corporations and nor owns any interest, directly or indirectly, in any other business, enterprise, firm, or corporation. For any Acquired Company there are no securities (issued, reserved for issuance, convertible, or outstanding) of or other interests or rights in any Acquired Company of any kind and there are no restrictions with respect to transferability of the Owned Shares. There are no options, offers, warrants, conversion rights, preemptive rights, subscriptions or agreements or rights of any kind to subscribe for or to purchase, or commitments to issue (either formal or informal, firm or contingent), share or equity capital or securities of or interests or rights in any (whether debt, equity, or a combination thereof) or obligating any Acquired Company to grant, extend, or enter into any such agreement or commitment. Upon the respective sale, assignment, and delivery of the Shares as herein contemplated, Purchaser will acquire the entire ownership of and any and all existing rights and interests in, the Acquired Companies, and will have good and marketable title to the Shares, free of all Liens, as of and when each such Share is acquired by Purchaser. Other than the Company, which is in a compromise proceeding, no Acquired Company is the subject of or should be, according to applicable Laws, the subject of a compromise or bankruptcy proceeding.

          3.3 Conflicts; Defaults. Neither the execution and delivery of this Agreement by any Seller, nor the performance of any of their obligations hereunder, will (i) violate or conflict with any of the terms of any Articles of Association, By-Laws, or other organizational documents of any Acquired Company or of any Seller, or constitute a default or result in the acceleration of any obligation under any provisions of any contract, or of any order, judgment, or decree by which any Seller or any Acquired Company is bound or by which any of their assets are affected, (ii) result in the creation or imposition of any Liens in favor of any third Person upon any assets of any Acquired Company or (iii) violate any Law applicable to any assets of any Acquired Company. Such execution, delivery, and performance will not give to others any rights, including rights of termination, cancellation, or acceleration, in or with respect to any contract.

          3.4 Governmental Approvals. Except for the non-objection of the German Federal Cartel office (Bundeskartellamt), no approval, consent, decree, or order of any Governmental Authority is required in connection with the execution and delivery of this Agreement by any Seller, the performance of their obligations hereunder, or the consummation by each of them of the transactions contemplated hereby, or for the prevention of any termination of any right, privilege, license, or agreement relating to the Business or the continuation of the Business following the execution hereof.

          3.5 Third Party Consents. No consent, approval, or authorization of any Person ("Third Party Consent") is required in connection with the execution, delivery, or performance of this Agreement by any Seller or the continuation of the Business following the execution hereof.

          3.6  Financial Statements.  Attached hereto as Schedule
3.9 entitled "Financial Statements" are the Agreement Financial Statements. The Agreement Financial Statements (a) were prepared from the books and records kept by the Acquired Companies in accordance with statutory German accounting principles consistently applied with prior periods and (b) fairly and accurately present the financial condition and the results of operations of the Acquired Companies as of the dates and for the periods indicated. To the best knowledge of Shareholder One after due inquiry, there are no Material Items which will adversely affect the financial performance or condition of the Company.

          3.7 Intellectual Property. The Intellectual Property of the Acquired Companies comprises all intellectual property necessary to permit the operation of the Business as now being conducted. None of the Intellectual Property is subject to any Liens. To the best knowledge of Shareholder One the conduct of the Business as now conducted does not conflict with or infringe any Intellectual Property of any third Person in any way. The Company has the absolute, unconditional and irrevocable right to use the name "Becker" in the automotive industry.

          3.8 Brokers. No Seller or Acquired Company is directly or indirectly obligated to anyone acting as a broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.


                            ARTICLE 4

     GUARANTIES (GARANTIEN), REPRESENTATIONS AND WARRANTIES
                           OF PURCHASER

     Purchaser, in conjunction with the remedies provided by the indemnification provisions of Article 6 hereof, absolutely and unconditionally guaranties, represents, and warrants to Shareholder One as of the date this Agreement finally comes into effect as follows:

          4.1 Organization; Corporate Power and Authority. Purchaser is a corporation, duly organized and validly existing under the laws of Delaware, and has all necessary power and authority to own its property and carry on its business as presently owned and conducted. Purchaser has duly authorized, executed, and delivered this Agreement and has full power and authority to execute and deliver, and to perform its obligations under this Agreement. This Agreement, when executed and delivered by all parties hereto, constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms.

          4.2 Conflicts; Defaults. Neither the execution and delivery of this Agreement by Purchaser, nor the performance of its obligations hereunder, will (a) violate or conflict with any of the terms of its certificate of incorporation or by-laws, or other organizational documents, or constitute a default or result in the acceleration of any obligation under any provisions of any contract or agreement by which Purchaser or any of its assets are bound or
(b) violate any Law applicable to Purchaser.

          4.3 Brokers. Except for brokers or consultants hired by Purchaser, whose fees Purchaser shall be responsible for, Purchaser is not directly or indirectly obligated to anyone acting as a broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.


                            ARTICLE 5

                        CERTAIN COVENANTS

          5.1  Mutual Covenants and Agreements.

          (a) Publicity. Except to the extent as may be required by applicable Law, no party shall issue any press release or make any other public statement concerning the transactions contemplated by this Agreement without obtaining the prior approval of Purchaser.


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

          (b) Expenses. Except as otherwise provided in this Agreement, the Sellers and Purchaser shall each bear their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

          (c) Cooperation. Purchaser and the Sellers shall use all reasonable efforts to execute all documents or certificates as may be necessary, appropriate, or desirable, on the advice of counsel, for the consummation of the transactions contemplated by this Agreement. The parties recognize that a post-acquisition filing with the German Federal Cartel Office (Bundeskartellamt) will be required and the parties will cooperate in providing all necessary information and documentation necessary to make such filing.

          5.2 Assurances Regarding Share Transfer. Each Seller shall take all actions and execute and deliver all documents necessary or desirable to effectively convey record and beneficial ownership, free of all Liens, to the Shares to Purchaser.

     5.3  Release and Waiver of Amounts Owed.

          (a) Shareholder One, on behalf of himself and Shareholder Three and
Romalux, hereby irrevocably waives all amounts owed to him by any Acquired Company, net of any amounts payable by Shareholder One to any of them, and shall procure the waiver of Romalux of all amounts owed by any Acquired Company to Romalux, and hereby releases and shall procure the release by Romalux of every Acquired Company from any and all claims which he and Romalux may now or in the future have against any Acquired Company relating to time periods prior to the date when all conditions subsequent have failed to occur within the time periods specified. Shareholder One for himself and on behalf of Shareholder Two, Becker Service und Verwaltungs GmbH, Shareholder Three and Romalux on the one hand and the appearant under 3) on behalf of the Company mutually accept the waivers as declared. Shareholder One shall be liable for all claims that any such amounts have been assigned to any third Person and undertakes to himself satisfy the claims of any such third Persons for any such amounts.

               In consideration for the above waivers and releases, Purchaser shall pay to Shareholder One the following consideration:
DM 6.500.000,-- and the Harman Stock. The Harman Stock and such DM 6.500.000,-- shall be held by Purchaser as security for a period of two years and may be offset against amounts due an Indemnified Purchaser by reason of Section 6.2 (a) of this Agreement.

          (b) Shareholder One acknowledges that any certificate representing the Harman Stock will contain a legend substantially to the following effect:

          THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

          TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO,
REGISTRATION.

          (c) Shareholder One, as a purchaser of Harman Stock in a sale occuring outside the United States within the meaning of Regulation S under the Securities Act, acknowledges that until the expiration of the "40-day restricted period" within the meaning of Regulation S under the Securities Act, any reoffer or resale of the Harman Stock shall not be made by it to a U.S. person or for the account or benefit of a U.S. person within the meaning of Rule 902(o) under the Securities Act.

          (d) Shareholder One has such knowledge and experience in financial matters that he is capable of evaluating the merits and risks of investment in Harman Stock and of making an informed investment decision and he is capable of bearing the economic risks of an investment in the Harman Stock.

          (e) Shareholder One has been provided with, or had access to, such information which he deems necessary to or useful in his evaluation of the merits and risks of an investment in the Harman Stock and of making an informed investment decision, including an opportunity to ask questions of and request information from Purchaser.

          (f) Shareholder One has chosen, retained and been advised by, with respect to its investment in the Harman Stock, independent legal counsel, independent investment advisors and such other professional advisors as it has deemed necessary and appropriate.

          (g) Shareholder One is acquiring its Harman Stock for its own account and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or other applicable securities laws or rules; provided, however, that the disposition of the Harman Stock shall at all times remain with his control, subject to specific provisions of this Agreement. Shareholder One is an individual or institution that, at the time it acquires the Harman Stock, is outside the United States and is not a U.S. person (and is not purchasing the Harman Stock for the account or benefit of a U.S. person) within the meaning of Regulation S under the Securities Act.

          (h) Shareholder One understands that his Harman Stock may only be disposed of pursuant to an effective registration statement filed under the Securities Act or pursuant to a transaction exempt from or not subject to the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States of America; that Purchaser has neither filed such a registration statement nor has any obligation to do so, nor agreed to do so, nor contemplates doing so in the future; and that in the absence of such a registration statement or such an exemption or its inability to enter into a transaction not subject to such registration requirements, it may be required to hold its Harman Stock indefinitely.

          (i) Shareholder One acknowledges that Purchaser will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that, if any of the acknowledgements, representations or warranties deemed to have been made by him in connection with his aquisition of the Harman Stock are no longer accurate, it shall promptly notify Purchaser.

          (j) Purchaser guarantees that the Harman Stock will within two weeks of the end of the 40-day-restrictied period be listet on the New York Stock Exchange.

     5.4 Obligation of Purchaser to Offer Financial Assistance. Purchaser shall be obligated to offer Hypobank the amount due Hypobank from the company as of February 16, 1995 on account of the working capital credit line (Betriebsmittelkredit), the receivership credit line (Massekredit), less any amounts collected from customers as of February 16, 1995 and less DM 10 Mio (ten million Deutsche Mark) up to a maximum of DM 62 Mio (sixtytwo million Deutsche Mark) as consideration for the waiving of all of its claims against the Acquired Companies and Shareholder One.

     5.5 Consulting Agreement. The Company and Shareholder One shall enter into a consulting agreement (the "Consulting Agreement") with a term of 5 years beginning with the date of this Agreement. The total compensation under the consulting agreement shall be DM 1,200,000-- per year, payable in arrears. The Consulting Agreement may not be terminated by Purchaser or the Company but Purchaser or the Company may relieve Shareholder One from his duties thereunder; the obligation to pay the compensation shall be not affected thereby.

     5.6 Supervisory Board Chairman. For a period of five years from the day of this Agreement, Purchaser hereby appoints
Shareholder One as Chairman of the Supervisory Board (Aufsichtsrat) of the Company.

     5.7  Seller Tax Matters.  Shareholder One and Shareholder
Three shall each be solely liable for any taxes payable by or assessable on either of them as a result of the transactions contemplated by this Agreement.

     5.8 Non-Competition. (a) Shareholder One hereby covenants that for a period of three years from the date of this Agreement, Shareholder One shall not:

     (1)   lend money to, be employed by, manage or engage,
participate,   assist, invest or have an equity interest, directly
or indirectly, whether   as partner, owner, consultant, agent or
otherwise, in any business or      enterprise that is in
competition with the Business, other than by holding   less than 5%
of the shares, voting or otherwise, in a publicly-traded    company
quoted on a recognized stock exchange;

     (2) engage, hire, suggest or assist in or influence the engagement or hiring by any competing business or enterprise of, any salesman, distributor, supplier, employee or officer of the
Company or any Affiliate      thereof, or otherwise cause or
encourage any person having a business  relationship with the
Company or any Affiliate thereof to sever such    relationship
with, or commit any act inimical to, the Company or any Affiliate thereof;

     (3)  use or divulge to others the customer or supplier lists
of the    Company or any Affiliate, or, directly or indirectly,
whether as a partner,    owner, consultant, agent or otherwise,
solicit or transact business with those customers or suppliers of the Company or any Affiliate thereof who were customers or suppliers within the 36 months preceding the date of this Agreement; or

     (4)  cause or permit any Person, directly or indirectly under
control of     Shareholder One to do any of the foregoing.

     (b) This obligation not to compete shall apply to the territory consisting of Ireland, Great Britain, Norway, Sweden, Denmark, Iceland, The Netherlands, Belgium, Luxembourg, Liechtenstein, Finland, France, Spain, Portugal, Andorra, Monaco, Germany, Switzerland, Italy, Austria, Greece, Turkey, the Czech Republic, Slovakia, Slovenia, the former republics of the Soviet Union and the former republics of Yugoslavia, Hungary, Romania, Albania, the United States, Canada and Mexico.

     (c) In the event of any breach of the restrictions in (a) of this Section 5.8, in addition to any damages or injunctive or other equitable relief which may be claimed by Purchaser, Shareholder One shall pay to Purchaser a penalty of DM 100,000.-- in respect of each and every breach. Should a breach continue despite written warning from Purchaser, a further penalty of DM 100,000.-- shall be payable by Shareholder One to Purchaser for each month during which such breach is continuing.

     5.9 No Shop. During the period during which the Shares may revert pursuant to Section 1.3 of this Agreement, Shareholder One shall not sell or negotiate for the sale of any of the Shares or the Business, or otherwise deal, directly or indirectly, with any Person regarding the sale of the Shares or the Business.

     5.10 Becker Name. Shareholder One hereby irrevocably, subject to reversion upon the occurrence of a condition subsequent in accordance with Section 1.3 of this Agreement, (a) transfers to the Company for the benefit of Purchaser the exclusive use of the name "Becker" in the automotive industry throughout the world and (b) covenants that Shareholder One shall not use, directly or indirectly, or transfer, directly or indirectly, to any Person any rights in the name "Becker" in the automotive industry anywhere in the world.

     5.11 Confidentiality. Neither Shareholder One nor Purchaser shall disclose the details of this Agreement to any other Person without the prior consent of the other (exceptions: Hypo-Bank, SEC and the receiver). The parties have provided one another with confidential information concerning their respective companies. Each party shall hold all such information confidential and shall not disclose such confidential information to third parties unless required to do so pursuant to law or court order. This obligation shall survive the termination of this Agreement. The information shall be considered confidential until such time as it is public knowledge in the industry of which the Company and Purchaser are a part.

     5.12 Managing Director and Supervisory Board. Shareholder One agrees to appoint a managing director for the Company with sole signing authority for the Company as and replace the non-workers council Supervisory Board members with members nominated by Purchaser during the period where a condition subsequent may occur but has not yet occurred.

                            ARTICLE 6

                  SURVIVAL AND INDEMNIFICATION

          6.1 Survival of Guaranties, Representations, and Warranties. The period during which claims under the respective guaranties, representations, and warranties of Shareholder One contained in Article 3 and of Purchaser contained in Article 4 shall be pursuable shall be until June 30, 1997, except that such period for claims under Sections 3.1 and 3.2 shall be 30 years.

          6.2 Indemnification by Shareholder One. (a) Shareholder One shall defend, indemnify, and hold harmless any Indemnified Purchaser, from and against any Losses, including interest thereon, caused by or arising out of (1) any failure by a Seller to perform its covenants or obligations as set forth in this Agreement or in any instrument or agreement delivered by a Seller pursuant to this Agreement, (2) any claims against any Indemnified Purchaser relating to or arising out of the Shares, this Agreement or the transactions contemplated hereby by any spouse of Shareholder One or any Person in which Shareholder One holds, legally or beneficially, an interest of 25% or more, and (3) the amount of any Net Worth Difference (which shall be deemed to be a finally determined Loss), and (4) subject to the limitations contained in Sections 6.1, any breach by Shareholder One of any guaranty, representation, and warranty to Purchaser contained in Article 3 of this Agreement.

          (b) Shareholder One shall not be liable under Section 6.2(a)(3) and (4) of this Agreement until the amount of the claims thereunder exceeds DM 2,000,000.-- and such liability thereafter shall be limited to an amount equal to DM 6,5 Mio. plus the value of the Harman Stock. This limitation shall not apply to liability for breaches of the representations, warranties and guarantees contained in Sections 3.1 through 3.5 of this Agreement. Any liability of Shareholder One under Section 6.2(a) may be offset against the DM 6,500,000.-- or against the Harman Stock.

          6.3 Indemnification by Purchaser. Purchaser hereby agrees to defend, indemnify, and hold harmless any Indemnified Seller from and against any Losses, including interest thereon, caused by or arising out of (a) any failure by Purchaser to perform its covenants or obligations to such Indemnified Seller as set forth in this Agreement or in any instrument or agreement delivered by Purchaser pursuant to this Agreement, and (b) subject to the limitations contained in Sections 6.1, any breach by Purchaser of any guaranty, representation, and warranty to Shareholder One contained in Article 4 of this Agreement.

          6.4 Indemnification Procedure. (a) Each Indemnified Party agrees to give the Indemnifying Party prompt written notice of any event, or any written claim by a third party, of which it obtains knowledge, which could give rise to any Losses as to which it may require indemnification under this Agreement. Such written notice shall set forth the basis on which a claim for indemnity hereunder is requested and, in the case of claims by third parties, shall advise the Indemnifying Party whether the Indemnified Party intends to contest same. The Indemnified Party shall have the right to contest such claim, in which case the Indemnifying Party shall have the right to be represented, at its own expense, by its own counsel, its participation to be subject to the reasonable direction of the Indemnified Party.

          (b) If the Indemnified Party determines not to contest such claim, the Indemnifying Party shall have the right, at its own expense, to contest and defend against such claim by giving written notice to the Indemnified Party within fifteen days after the receipt of the Indemnified Party's notice that it intends not to contest. If the Indemnifying Party determines to contest such claim, the Indemnified Party shall have the right to be represented, at its own expense, by its own counsel, its participation to be subject to the reasonable direction of the Indemnifying Party. If the Indemnifying Party determines to contest such claim, it shall be deemed to have agreed that such claim is absolutely subject to indemnification hereunder, and, if the Indemnifying Party subsequently determines to settle such claim, such settlement shall be subject to Section 6.4(d) hereof. If the Indemnifying Party fails to undertake the defense of or settle or pay any such third-party claim within 15 days after the Indemnified Party has given written notice to the Indemnifying Party advising that the Indemnified Party does not intend to contest such claim, or if the Indemnifying Party, after having given notice to the Indemnified Party that it intends to contest such claim, fails promptly to defend, settle, or pay such claim, then the Indemnified Party may take any and all necessary action to dispose of such claim, including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, and the Indemnifying Party shall be liable to indemnify, upon demand, the Indemnified Party for the full amount of the indemnity claim therefor.

          (c) In any case, each party shall make available to the other and its attorneys at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim and the party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party or parties.

          (d) In the event that a Settling Party desires to settle any such third-party claim, the Settling Party shall advise the other party in writing of the terms of the Proposed Settlement. If such Proposed Settlement is unsatisfactory to such other party, such other party shall have the right, at its expense, to contest such claim, by giving written notice of such election to the Settling Party within 15 days of such other party's receipt of the advice of the Proposed Settlement. If such other party delivers no such written notice within such 15 days, the Settling Party may offer the Proposed Settlement to the third party making such claim. If the Proposed Settlement is not accepted by the third party making such claim, any new Proposed Settlement which the Settling Party may wish to present to the third party making such claim shall again be subject to the provisions of this subparagraph. Any settlement proposed by Shareholder One shall contain an unconditional release of Purchaser from such claim and shall not involve any non-monetary relief affecting the Business as then conducted or proposed to be conducted by Purchaser.

          (e) At the time the amount of any liability on the part of an Indemnifying Party under this section is determined which in case of payments to a third party shall be the earlier of (i) the date of such payment or (ii) the date that a court of competent jurisdiction shall enter a judgment, order, or decree establishing such liability shall be the date such liability is agreed with the relevant taxing authority), the Indemnifying Party shall forthwith, upon notice to the Indemnified Party, pay to the Indemnified Party the amount of the indemnity claim.

          (g) No Indemnified Purchaser or Indemnified Seller shall be entitled to be indemnified under this Article 6 unless such Indemnified Purchaser or Indemnified Seller agrees to submit disputes, except for Disputed Items, regarding such indemnification to arbitration in accordance with a separate arbitration agreement.


                            ARTICLE 7

                          MISCELLANEOUS

          7.1 Notices. Except as otherwise provided herein, any notice required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon delivery thereof to the party to be notified (in the case of a fax, by delivery with confirmation of receipt), in each case to the address of the party to be notified, as follows:

          (a)  If to Purchaser:

               Harman International Industries, Incorporated
               8500 Balboa Boulevard
               Northridge, California  91329
               Attention: Bernard A. Girod
               USA
               Telephone:     1-818-893-8411
               Fax:      1-818-891-7345]

               With copies to:

               Jones, Day, Reavis & Pogue
               Triton Haus
               Bockenheimer Landstrasse 42
               60323 Frankfurt am Main
               Germany
               Attention:  Partner-in-Charge
               Telephone:     (49)(69) 9726-3939
               Fax:      (49)(69) 9726-3993

          (b)  If to Shareholder One:

               [Roland Becker]
               [Passage des sapins 98]
               [2905 Courtedoux/Jura]
               [Switzerland]
               []
               Attention: []
               Telephone: [(066) 66 26 44]
               Fax:       [(07229) 305230]

               With copies to:

               RA Dr. K.W. Pohl
               Bayenthalguertel 31
               50968 Koeln


          (c)  If to Shareholder Three:

               Becker Holding S.A.
               Passage des Sapins 98
               2905  Courtedoux/Jura
               Switzerland
               Telephone:     [066) 66 26 41]
               Fax:      [066) 66 26 44]

               With copies to:


or to such other address or addresses as Purchaser, Shareholder
One, Shareholder Two or Shareholder Three may from time to time designate by notice as provided herein.

          7.2 Assignment. No Seller shall assign or delegate this Agreement or any rights or obligations hereunder to any Person. Purchaser may assign or delegate this Agreement and any rights or obligations hereunder. The Notary Public informed the Sellers expressily about the consequences according to sections 414, 415 German Civil Code; therefore Purchaser remains liable for any fullfilment of its obligations under this agreement despite any assignement.

          7.3 Waiver. Any party may, by written notice to the other party, (a) extend the time for the performance of any of the obligations or other actions of such other under this Agreement;
(b) waive compliance with any of the conditions or covenants of such other contained in this Agreement; or (c) waive or modify performance of any of the obligations of such other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the covenants, conditions, agreements, or indemnities contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          7.4 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto which are incorporated into this Agreement by reference, supersedes any other agreement, whether written or oral, that may have been made or entered into by any of the parties relating to the matters contemplated hereby.

          7.5 Amendments, Supplements. This Agreement may be amended or supplemented only by an instrument in writing executed and delivered by a duly authorized director or officer of each of the parties hereto.

          7.6 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

          7.7 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by, Purchaser, any Seller, and their respective successors and permitted assigns.

          7.8 Governing Law. This Agreement shall be governed by the laws of Germany.

          7.9 Severability. Each section and sub-section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws. In the event that any provision of this Agreement shall finally be determined by a competent court or tribunal to be unlawful or unenforceable, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties to the extent permissible under applicable Laws. In particular, but without limiting the generality of this Section 7.9, each covenant contained in Section
5.8 hereof shall be read and construed independently of the other covenants and while the covenants contained therein are considered by the parties to be reasonable in all the circumstances as of the date hereof it is acknowledged that covenants of such a nature may be invalid because of changing circumstances or other unforeseen reasons and accordingly it is hereby agreed and declared that if any one or more such covenants shall be judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company or the party in question, the validity of any other covenants and provisions contained therein shall not be affected, provided that if such covenants would be valid if part of the wording thereof was deleted or the period thereof reduced or the range of activities or area covered thereby reduced in scope then said covenants shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other covenants contained herein.

          7.10 Gender and Number. The masculine, feminine, or neuter gender and the singular or plural shall each be deemed to include the others whenever the context so indicates.


          7.11
Hiermit bevollmaechtigen wir       We hereby grant power of
attorney to

                  Frau Renate Wolf, geb. Woeber
                Frau Renate Knauer, geb. Mueller
                 Frau Ilona Zeiss, geb. Doersam
             Frau Ursula Matschkewitsch, geb. Pusch,
            alle geschaeftsansaessig: Feuerbachstr. 8
                     60325 Frankfurt am Main
alle Erklaerungen fuer uns abzugeben, die erforderlich werden sollten, damit die in dieser Urkunde gefassten Beschluesse und Vereinbarungen wirksam sind. Die Bevollmaechtigten sind auch befugt, insoweit Gesellschafterversammlungen durchzufuehren und ergaenzende Gesllschafterbeschluesse zu fassen. Die Bevollmaechtigten sind ferner befugt, alle nach dieser Urkunde erforderlichen Antraege zum Handelsregister zu stellen, zu aendern und zurueckzunehmen.

to declare any statements whatsoever, which might become necessary to safeguard that all resolutions and arrangements of this notarial deed take effect. In so far the attorneys-in-fact are authorized to convene company's meetings and pass additional corporate resolutions. Furthermore the attorneys-in-fact are authorized to forward, amend or withdraw all applications to the commercial register in accordance with this notarial deed.

     7.12 The parties present were informed by the Notary of the following:

          - that he did not inspect the Commercial Registers with reference to the representation rights of the appearing persons for the various companies and the power of Mr. Sidney Harman given to Mr. Palin, and the Land Register, and the parties, therefore, bear a substantial risk if the registrations in the commercial Registers and/or the Land Register do not comply with the conditions set forth in this Agreement; the parties were especially informed that the whole agreement might be invalid if the persons acting do not have the representation rights necessary. Despite this warning the parties insisted on immediate notarization of this agreement.

          - That all agreements must be correctly and fully notarized, that any agreements not notarized shall be deemed void and shall thereby jeopardize the validity of the entire agreement;

          - that both parties - irrespective of the provisions agreed between them in this Share Purchase Agreement - may be held jointly and severally liable for taxes, court costs, and notarial fees;

          - that the notary has not verified the fiscal consequences arising in connection with this Share
          Purchase Agreement, nor was authorized or asked to do so;

          -    that according to section 613 a German Civil Code
          (BGB) the Purchaser is not entitled to terminate any employment contract because of the purchase of the shares;
          - that Purchaser is liable for all outstanding share capital of the companies involved in this Share Purchase Agreement;

          - that the fulfillmat of this agreement is subject to the approval of the Bayerische Hypotheken- und
          Wechselbank AG

          - that the validity of this agreement might be subject to the approval of the German Federal Cartel Office

          - he is not familiar with US-Law and therefore cannot judge about whether this agreement meets the requirements of US-Law with reference to the transfer of shares of Stock of Harman International Industries Incorporated or any other provision of this agreement. Despite this and the serious warning of the Notary Public about the substantial risk, the parties declared to have retained the services of experts of US-Law and therefore insist on immediate notarization of this agreement.

          - he had no opportunity to inspect the partnership agreement, by-laws, articles of association or other organization documents of all companies involved and that therefore he cannot judge whether this agreement is in line with these partnership agreements etc.; despite the risks which the Notary Public prominently explained, the parties insisted on immediate notarization of this agreement.

          - that the competition clause under 5.8 might be invalid because of a lack of a waiting allowance in favor of the Shareholder One.

     7.13 With reference to all mutual financial commitments the parties hereby submit to the execution of this notarial deed in their entire property. A special execution of this notarial deed may be issued without any proof of the arisal or maturity of the enforceable debt. This waiver shall not mean any alteration of the burden of proof. Therefore the creditor has so substantiate the arisal and maturity of his claim in case of a foreclosure suit according to section 767 German General Practice Act (Zivilprozessordnung).

     7.14 The person appearing under 3) hereby gives his approval to this Share Purchase Agreement on behalf of Becker GmbH. Furtheron he is waiving on behalf of Becker GmbH any right of preemption as possibly being foreseen in the articles of association.

          The person appearing under 2) gives his approval to this Share Purchase Agreement on behalf of Becker Holding GmbH, Becker Holding S.A. and Becker Service- und Verwaltungs GmbH. Furtheron he is waiving on his own behalf and on behalf of Becker Holding GmbH, Becker Holding S.A. and Becker Service- und Verwaltungs GmbH any preemption rights possibly being foreseen in the articles of association of these companies.

          This agreement including all Exhibits and Schedules was read aloud to the parties all of whom were simultaneously present, by the Notary and subsequently confirmed and personally signed:


                    signed:   /s/ William S. Palin

                              /s/ Roland Becker

                              /s/ Anton Dittner


                              /s/ Werner Leipnitz
                               Notary Public

                            EXHIBIT A

                           Definitions

     1. "Acquired Company" means any and "Acquired Companies" means all of the Company, Shareholder Two, the Subsidiaries and BSVG.

     2. "Affiliate" means, with respect to any Person, any other Person controlled by or under common control with, under the control of, or controlling such party.

     3.   "Agreement" means this Share Purchase Agreement.

     4. "Agreement Financial Statements" means the unaudited balance sheet and statement of income for the Company for the 12-month period ending December 31, 1994 attached to this Agreement as
Schedule 3.9.

     5. "Arbitrator" means "Arbitrator as defined in the separate Arbitration Agreement.

     6. "Audited Financial Statements" means the audited balance sheet and statement of income for the Company for the 12-month period ending December 31, 1994 as audited by KPMG Mannheim.

     7. "BHG Share" means "BHG Share" as defined in Section 1.1 of this Agreement.

     8. "BSVG" means BSVG as defined in the first recital to this Agreement.

     9. "Business" means the business of the Company which is to manufacture, market, sell and develop audio, video, airbag, navigation, computer, security and communications systems for the automative industry.

     10. "Company" means Company as defined in the first recital of this Agreement.

     11. "Consulting Agreement" means "Consulting Agreement" as defined in Section 5.5 of this Agreement.

     12.  "Disputed Item" means "Disputed Item" as defined in
Section 2.2(b)(ii) of this Agreement.

     13.  "First BG Share" means "First BG Share" as defined in
Section 1.1 of this Agreement.

     14.  "First BSVG Share" means "First BSVG Share" as defined in
Section 1.1 of this Agreement.

     15. "Governmental Authority" means any court, governmental authority, governmental body, or other regulatory or administrative agency or commission of any government of any country or any private or governmental arbitration or conciliation authority or other similar body.

     16. "Harman Stock" means 400,000,--(fourhundredthousand) shares of Purchaser's common stock, par value US$0.01 per shares.

     17.  "Hypobank" means Bayerische Hypotheken und Wechselbank
AG.

     18. "Indemnified Party" means a party to this Agreement seeking indemnification from another party to this Agreement pursuant to the terms and conditions of Article 6 of this Agreement.

     19.  "Indemnified Purchaser" means the Acquired Companies,
Purchaser, the Affiliates of Purchaser, and their respective successors and assigns.

     20.  "Indemnified Seller" means Shareholder One Shareholder
Three, their successors and permitted assigns.

     21. "Indemnifying Party" means a party hereto from whom another party hereto is seeking indemnification pursuant to the terms and conditions of Article 6 of this Agreement.

     22. "Intellectual Property" means copyrights, patents, design patents, utility patents and applications, know-how and licenses therefor of the Company.

     23. "Interim Financial Statements" means the balance sheets and statements of income for each Acquired Company for the period from January 1, 1995 ending February 16, 1995 as prepared by Purchaser's Accountants but excluding the effect of the waivers contained in section 5.3 (a) of this Agreement.

     24. "Law" means any law, statute, judgment, decree, order, rule, regulation, ordinance, zoning regulation, legal requirement, enactment, or Permit of any Governmental Authority.

     25. "Lien" means any lien, encroachment, easement, encumbrance, mortgage, hypothecation, charge, restriction, or other conflicting ownership, equity, or security interest.

     26. "Litigation" means any litigation, arbitration, action, suit, investigation, claim, or proceeding.

     27. "Losses" means claims asserted, actions, deficiencies, damages, losses, costs, taxes, penalties, expenses, and liabilities (including reasonable attorneys' fees, court costs, investment expenses and any other costs incident to or interest chargeable on any of the foregoing).

     28. "Material Item" means any single occurrence or item or series of occurrences or items having in the aggregate an adverse effect on the Purchaser or its Affiliates or any Acquired Company, in an amount estimated by the Purchaser to be or liquidated at more than DM 2,000,000.--.

     29. "Net Worth" means the net value of shareholder equity including paid in capital (Eingezahlte Stammkapital), legal reserves (Kapitalruecklagen) and retained profits (Gewinnruecklage) before any positive adjustment for equity shortfall debited to capital (nicht durch buchmaessiges Eigenkapital gedeckten Fehlbetrag), as shown in a balance sheet prepared in accordance with German statutory accounting principles consistently applied with prior periods not materially different from generally accepted accounting principles in the United States.

     30. "Net Worth Difference" means "Net Worth Difference" as defined in Section 2.2(a) of this Agreement.

     31.  "Owned Shares" means "Owned Shares as defined in Section
3.2 of this Agreement.

     32. "Permit" means any license, notification, permit, approval, consent, qualification, or the like.

     33. "Person" means an individual, a corporation, a partnership, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a Governmental Authority, or any other entity.

     34. "Proposed Settlement" means the amount and terms and conditions of any Settling Party's proposed settlement of a third party claim.

     35.  "Purchase Price" means "Purchase Price" as defined in
Section 2.1 of this Agreement.

     36. "Purchaser's Accountant" means "Purchaser's Accountant" as defined in the Arbitration Agreement.

     37.  "Romalux" means Romalux S.A., Switzerland.

     38. "Second BSVG Share" means "Second BSVG Share" as defined in Section 1.1 of this Agreement.

     39. "Securities Act" means the United States Securities Act of 1933, as amended, and the regulations promulgated thereunder.

     40. "Sellers" means "Sellers" as defined in the first paragraph of this Agreement.

     41.  "Settling Party" means any Indemnified Party or
Indemnifying Party who desires to settle a third-party claim for which indemnification is being sought pursuant to the terms of
Article 6 of this Agreement.

     42. "Shares" means "Shares" as defined in Section 1.1 of this Agreement.

     43. "Shareholder One" means "Shareholder One" as defined in the first paragraph of this Agreement.

     44.  "Shareholder One's Accountant" means "Shareholder One's
Accountant" as defined in the Arbitration Agreement.

     45. "Shareholder Three" means "Shareholder Three" as defined in the first paragraph of this Agreement.

     46. "Shareholder Two" means "Shareholder Two" as defined in the first recital to this Agreement.

     47.  "Subsidiary" means any of Becker of North America, Inc.
and Becker Automotive (Pty) Ltd.

     48. "Third Party Consent" means "Third Party Consent" as defined in Section 3.5 of this Agreement.









































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